                       ELGAR HOLDINGS, INC.

                           as Issuer,

                  ELGAR ELECTRONICS CORPORATION,
                     as Subsidiary Guarantor

                           POWER TEN
                     as Subsidiary Guarantor

                              and

             UNITED STATES TRUST COMPANY OF NEW YORK
                          as Trustee

                  SECOND SUPPLEMENTAL INDENTURE

                     Dated as of May 29, 1998
                               to

                            INDENTURE

                   Dated as of February 3, 1998


                             between

                JFL-EEC MERGER SUB CO., as Issuer
                               and
       UNITED STATES TRUST COMPANY OF NEW YORK, as Trustee

                        up to $150,000,000

             9 7/8% Senior Notes due 2008, Series A
             9 7/8% Senior Notes due 2008, Series B

     SECOND SUPPLEMENTAL INDENTURE, dated as of May 29, 1998, by and between Elgar Holdings, Inc., a Delaware corporation (the "EHI"), Elgar Electronics Corporation, a California corporation ("Elgar), Power Ten, a California corporation ("Power Ten," together with Elgar referred to herein as the "Subsidiary Guarantors"), and United States Trust Company of New York, a New York banking corporation, as Trustee (the "Trustee").

     WHEREAS, JFL-EEC Merger Sub Co., a Delaware corporation ("MergerCo"), has heretofore executed and delivered to the Trustee an Indenture dated as of February 3, 1998 (the "Indenture"), providing for the issuance of its 9 7/8% Senior Notes due 2008, Series A initially in the principal amount of $90,000,000 and thereafter in an additional principal amount, if any, up to $60,000,000 (the "Initial Notes") and its 9 7/8% Senior Notes due 2008, Series B (the "Exchange Notes" and, together with the Initial Notes, the "Notes"); and

     WHEREAS, EHI subsequently executed and delivered to the Trustee the first supplemental indenture dated as of February 3, 1998 (the "First Supplemental Indenture") by and among EHI, Elgar and the Trustee through which EHI expressly assumed all of MergerCo's debts, liabilities, duties and obligations in respect of the Notes under the Indenture and Elgar became a Subsidiary Guarantor under the Indenture; and

     WHEREAS, Elgar, Vincent S. Mutascio and Joseph A. Varozza entered into a Stock Purchase Agreement dated May 5, 1998, which contemplates the purchase by Elgar of all of the outstanding capital stock of Power Ten; and

     WHEREAS, EHI and Elgar desire to have Power Ten become a Restricted Subsidiary under the Indenture; and

     WHEREAS, domestic Restricted Subsidiaries are required to become Subsidiary Guarantors pursuant to Section 4.18 of the Indenture prior to guaranteeing Indebtedness of EHI; and

     WHEREAS, Power Ten desires to become a Subsidiary Guarantor by guaranteeing the obligations of EHI under the Indenture in accordance with the terms thereof; and

     WHEREAS, the EHI, Elgar and Power Ten have been duly authorized by each of their respective Board of Directors to enter into, execute and deliver this Second Supplemental Indenture; and

     NOW THEREFORE, for and in consideration of the premises and covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EHI, Elgar, Power Ten and the Trustee agree as follows:

                          ADDITIONAL SUBSIDIARY GUARANTOR


SECTION 1. Simultaneously with the execution of this Second Supplemental Indenture, Power Ten shall be deemed to be a "Subsidiary Guarantor" under and as defined in the Indenture and hereby unconditionally guarantees, as principal obligor and not only as a surety, to the Holder of the Notes the cash payments in United States dollars of principal of, premium, if any, and interest and Additional Interest, if any, on the Notes in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest and Additional Interest, if any, of the Notes, if lawful, and the payment or performance of all other obligations of EHI under the Indenture or the Notes, to the Holder of the Note and the Trustee, all in accordance with and subject to the terms and limitations of the Notes and Article Ten of the Indenture. This Note Guarantee will become effective in accordance with Article Ten of the Indenture and its terms shall be evidenced therein.

SECTION 2. Except as expressly supplemented by this Second Supplemental Indenture, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed and all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and Notes issued thereunder shall remain in full force and effect. Capitalized terms used herein but not defined herein shall have the meaning provided in the Indenture.

SECTION 3. This Second Supplemental Indenture is executed as and shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and as part of the Indenture. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction that governs the Indenture and its construction.

SECTION 3. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

SECTION 4. Any and all notices, requests, certificates and other instrument executed and delivered after the execution and delivery of this Second Supplemental Indenture may refer to the Indenture without making specific reference to this Second Supplemental Indenture, but nevertheless all such references shall include this Second Supplemental Indenture unless the context otherwise requires.

SECTION 5. This Second Supplemental Indenture shall be deemed to have become effective upon the date first above written.

SECTION 6. In the event of a conflict between the terms of this Second Supplemental Indenture and the Indenture, this Second Supplemental Indenture shall control.

SECTION 7. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by EHI, Elgar and Power Ten.

          IN WITNESS WHEREOF, the parties have caused this Second
Supplemental Indenture to be duly executed, and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.


ELGAR HOLDINGS, INC..


By: /s/ Donald Glickman                Attest: /s/ Keith Oster
   -------------------------------            -------------------------------
Name:  Donald Glickman                        Name:  Keith Oster
Title: Vice President                         Title: Secretary



ELGAR ELECTRONICS CORPORATION


By: /s/ Donald Glickman                Attest: /s/ Keith Oster
   -------------------------------            -------------------------------
Name:  Donald Glickman                        Name:  Keith Oster
Title: Vice President                         Title: Secretary



POWER TEN


By: /s/ Keith Oster                    Attest: /s/ Louis N. Mintz
   -------------------------------            -------------------------------
Name:  Keith Oster                            Name:  Louis N. Mintz
Title: Vice President                         Title: Assistant Secretary



UNITED STATES TRUST COMPANY
 OF NEW YORK, as Trustee


By: /s/ Cynthia Chaney
   -------------------------------
Name:  Cynthia Chaney
Title: Assistant Vice President